STATE OF NORTH CAROLINA                               EXHIBIT 10.13
COUNTY OF FORSYTH
                        CONSULTING AGREEMENT AND CONTRACT

      THIS AGREEMENT, made and entered into this 24th day of April, 1998, by and between Wachovia Corporation ("Wachovia") and John G. Medlin, Jr. of Forsyth County, North Carolina (the "Consultant").

                                    RECITALS:

      The Consultant is a former Chief Executive Officer and Chairman of the Board of Wachovia who acquired special competency in and an intimate knowledge of Wachovia's financial service activities, lines of business, markets and customers. Consultant is one of the most highly regarded bankers in the United States and has received national recognition on many occasions for his management, professional, and financial skills. Wachovia desires to engage the Consultant to render advisory consulting services to Wachovia, and such other subsidiaries and affiliates of Wachovia as may be engaged from time to time in the financial services business, as an independent businessman and professional from April 24, 1998 through November 23, 2003. Wachovia and the Consultant deem it in their best interests to execute this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Consultant and Wachovia mutually agree as follows:


ARTICLE 1.  CONSULTATION SERVICES

      Wachovia hereby engages the Consultant as an independent contractor to render, as requested by Wachovia, and the Consultant hereby agrees to render when so requested, consulting and advisory services for Wachovia during the term of this Agreement. Such services shall be rendered by the Consultant with regard to matters which are in the special competence, knowledge and experience of the Consultant gained during the period of his former employment with Wachovia and based upon his independent knowledge and expertise in the general area of public policy and financial services. Wachovia and the Consultant mutually understand and agree that such services shall not require the Consultant to be active in the day-to-day operations of Wachovia, and that he shall be free to render said services in such manner as he shall deem advisable; provided, however, that the Consultant will be expected to render consulting and other professional services for which he is uniquely qualified to Wachovia on an as-needed basis.
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ARTICLE 2.  NATURE OF CONSULTING SERVICES AND NON-COMPETITION

      The Consultant will perform consulting and advisory services on behalf of and as may reasonably be requested by Wachovia with respect to matters relating to new business, general banking matters, public policy, economics, and issues related to the financial services industry.

      It is anticipated that the specific projects or problems with regard to which such advisory or consulting services are to be rendered by the Consultant shall be determined by Wachovia, and that the Consultant shall devote reasonable time to rendering such services for Wachovia and shall render such services in a reasonably diligent and timely manner. Notwithstanding the immediately preceding sentence, such services are to be rendered on a part-time basis at such time or times as shall be convenient to the Consultant. In carrying out the foregoing provisions of this Article 2, the following specific rules shall apply:

      (A) The Consultant is being engaged as an independent professional for his knowledge, talents, and specialized skills. Wachovia shall not issue any formal or structured schedule of services to be rendered by the Consultant, or of assignments for the Consultant;

      (B) The Consultant shall be free to render services in such manner and form as he shall deem advisable, and Wachovia shall not exert or attempt to exert any control, direction, or supervision over the Consultant with regard to the manner, details, or means through which he renders such services, nor shall Wachovia issue detailed work orders or instruction with regard to the services to be rendered;

      (C) Wachovia shall not establish or attempt to establish any work schedule for the Consultant, or otherwise prescribe or attempt to prescribe the number of hours which the Consultant must work during any given period or with regard to any project or problem referred to him;

      (D) The Consultant cannot be discharged by Wachovia except in accordance with the terms of this contract;

      (E) In providing the independent professional services set forth herein, Consultant shall have the sole responsibility for determining the personnel resources required by him to provide the services set forth herein. He may hire or employ the services of others at his discretion, but he shall be solely responsible for assigning work to those individuals and compensating them, and Wachovia shall not have any responsibility or control over these individuals. Funds paid to the Consultant under the terms of this Agreement may be utilized in any lawful manner he determines to provide and fund the services required.

      (F) Wachovia acknowledges that the Consultant may serve clients other than Wachovia, and hold himself out to the public as generally available to provide similar consulting services. Provided, however, that Consultant shall not provide consulting services to any other financial institution or engage in any business that competes with Wachovia as an officer, employee, advisor, consultant, partner, or principal shareholder. Any work performed under the terms of this Agreement by the Consultant for Wachovia may involve
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      confidential, sensitive and proprietary information, and it shall be treated as such by the Consultant. The Consultant agrees that all such confidential, sensitive and proprietary information will not be disclosed by the Consultant to any third person or entity, or utilized in any other manner by the Consultant except in the performance of the obligations under this Agreement.

      (G) The Consultant shall in no way be considered or act in such a manner so that he might be considered to be an employee or an agent of Wachovia, nor shall the Consultant have any direct or indirect or ostensible authority to bind Wachovia in any legal relationship or matter.

ARTICLE 3.  TERM

      The term of this Agreement shall begin on April 24, 1998 and end on November 23, 2003. This Agreement shall terminate on November 23, 2003, or in the event of the death or disability of the Consultant prior to that date, on the date of such death or disability. The term "disability" shall mean the permanent and total inability of the Consultant, by reason of physical or mental infirmity, or both, to render the advisory and consulting services specified herein.

ARTICLE 4.  CONSULTING FEE

      Wachovia shall pay the Consultant for the services rendered pursuant to this Contract on the following basis. From April 24, 1998 through and including April 23, 2000, Wachovia shall pay to Consultant the sum of seventeen thousand five hundred dollars ($17,500.) per month. From April 24, 2000 through and including November 23, 2003, Wachovia shall pay to Consultant the sum of ten thousand dollars ($10,000.) per month. All such monthly payments are payable at the end of each calendar month during which this Agreement is in effect. In addition, the Consultant will be reimbursed for all reasonable out-of-pocket traveling and other expenses incurred by the Consultant in performing his obligations under this Agreement upon presentation by him, from time to time, of an itemized account of such expenditures. This itemized account shall be in such form as is satisfactory to the Control Department of Wachovia. Such reimbursable expenses shall be subject to approval of the Chief Executive Officer of Wachovia Corporation.

ARTICLE 5.  BENEFITS

      The Consultant shall not be entitled to participate as an employee in any retirement plans or other benefit plans provided by Wachovia for its employees, except to the extent that such participation results from the Consultant's prior services as an employee or as a former chief executive officer of Wachovia. The Consultant will not be considered an employee of Wachovia for any purpose.
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ARTICLE 6.  INCOME TAX WITHHOLDING

      Wachovia shall not withhold federal or state income taxes or employment taxes for payments made to the Consultant on account of the services to be rendered hereunder.

ARTICLE 7.  GENERAL PROVISIONS

      (a) Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Consultant, his beneficiaries, or legal representatives. However, the Consultant shall have the right to assign certain work to his employees or agents as previously set forth herein.

      (b) No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and an attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

      (c) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Consultant and Wachovia and their respective permitted successors and assigns. This Agreement shall be binding upon any acquiror of Wachovia.

ARTICLE 8.  MODIFICATION AND WAIVER

      (a) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

      (b) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provisions of this Agreement, except by written instrument of the party charged with such waiver, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

ARTICLE 9.  SEVERABILITY

      If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.
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ARTICLE 10. HEADINGS

      The headings of Articles herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

ARTICLE 11. GOVERNING LAW

      This Agreement has been executed and delivered in the State of North Carolina and its validity, interpretation, performance and enforcement shall be governed by the laws of said state.

      IN WITNESS WHEREOF, Wachovia has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Consultant has signed and sealed this Agreement, all on the day and year first above written.
                        WACHOVIA CORPORATION

                        By ______________________________________
                             L. M. Baker, Jr. , Chairman of the Board
                             President, and Chief Executive Officer
Attest:

_____________________
Kenneth W. McAllister
Assistant Secretary
                        CONSULTANT

                        ______________________________(SEAL)
                        John G. Medlin, Jr.